UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 30, 2009 (March 24, 2009)
Date of Report (Date of earliest event reported)

PAX CLEAN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-145967	98-0543691
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1278 Laurel Road
North Saanich, BC
Canada V8L 5K8
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (250) 655-3776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On Tuesday, March 24, 2009 (the “Execution Date”), Pax Clean Energy, Inc. (the “Registrant” or “Pax”) entered into a research and consulting services agreement with Cohen Independent Research Group (“CIRG” and together with the Registrant, the “Parties”) (the “Agreement”).  The Agreement will expire twelve (12) months following the execution date (the “Term”), unless the Parties mutually agree to extend the Agreement in writing.

Pursuant to the Agreement, CIRG will provide the Registrant with financial research services for the Term of the Agreement.  The research services provided by CIRG will consist of financial research advice and consulting on various issues, an initial coverage report (the “Coverage Report”) and an email marketing awareness campaign (the “Services”).  The Registrant has the right to terminate the Agreement at any time after the Coverage Report has been written.

In consideration for the Services provided by CIRG, the Registrant has agreed to pay CIRG the aggregate sum of $10,000 within fifteen (15) days of the execution of the Agreement, $2,000 of which has already been paid.  Also, the Registrant has agreed to pay editing fees in connection with the Coverage Report for any editing after the first edit of the Coverage Report, at the rate of $125 per hour.  Additionally, the Registrant has agreed to reimburse CIRG for any pre-approved incidental costs, including travel expenses, accrued by CIRG that are related to the Services.

Prior to entering into this Agreement, there was no material relationship between the Registrant or its affiliates and CIRG.

The foregoing summary of the Agreement is qualified in its entirety by reference to the definitive document, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description

10.1	Research Services Agreement between the Company and Cohen Independent Research Group, dated as of March 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2009		PAX CLEAN ENERGY, INC.

	By:	/s/ Paul Leslie Hammond Paul Leslie Hammond, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Research Services Agreement between the Company and Cohen Independent Research Group, dated as of March 24, 2009